Exhibit 99.1

Contacts:

Timothy Baker	Scott Solomon
Executive Vice President, Chief Operating Officer and Chief Financial Officer	Vice President
Sharon Merrill
Cynosure, Inc.	617.542.5300
978.256.4200	CYNO@investorrelations.com
TBaker@cynosure.com

Cynosure Completes Acquisition of Palomar Medical Technologies

•	Completion Follows Approvals by Cynosure Stockholders and Palomar Stockholders at Separate Stockholders’ Meetings
•	Approximately $287 Million Transaction Creates One of the World’s Premier Aesthetic Laser and Light-Based Companies
•	Cynosure Strengthens Position as Industry Leader
•	Deal Combines World Class Research and Development Organizations

Westford, MA, June 24, 2013 – Cynosure, Inc. (NASDAQ: CYNO), a leader in laser- and light-based treatments for minimally invasive and non-invasive aesthetic applications, today announced the completion of its acquisition of Palomar Medical Technologies, Inc. Cynosure purchased Palomar in a cash and stock transaction valued at approximately $287 million. In the transaction, Cynosure issued approximately six million shares and paid approximately $146 million in cash contributed by both Cynosure and Palomar.

“Combining with Palomar brings together two world class research and development organizations creating what we believe is one of the world’s premier aesthetic laser and light-based companies,” said Michael Davin, Cynosure’s Chairman and Chief Executive Officer. “We believe the acquisition complements our product portfolio and customer base, provides new product and service revenues, strengthens our global distribution network, opens new cross-selling opportunities and enhances our intellectual property position. We appreciate the overwhelming support of our stockholders in recognizing the value of this transaction to our long-term growth strategy. We welcome Palomar’s employees to the Cynosure team and look forward to the continued success of our unified organization.”

The closing of the transaction follows approvals by Cynosure stockholders and Palomar stockholders at separate stockholders’ meetings today. At the Cynosure stockholders’ meeting, Cynosure stockholders approved the issuance of shares of Cynosure Class A common stock in the merger. At the Palomar stockholders’ meeting, Palomar stockholders adopted the merger agreement between the companies. Under the terms of the agreement, each outstanding share of Palomar common stock converted into the right to receive $6.825 in cash and 0.2819 shares of Cynosure Class A common stock.

As previously announced, the acquisition is expected to be accretive to Cynosure in calendar 2014 with the implementation of $8 million to $10 million in projected synergies. Following the closing, Michael Davin will serve as Chairman and Chief Executive Officer; Joseph Caruso has joined Cynosure’s Board of Directors as Vice Chairman and will serve as President; and Timothy Baker will serve as Executive Vice President, Chief Operating Officer and Chief Financial Officer.

About Cynosure, Inc.

Cynosure develops and markets aesthetic treatment systems that enable plastic surgeons, dermatologists and other medical professionals to perform non-invasive and minimally invasive procedures to remove hair, treat vascular and benign pigmented lesions, remove multi-colored tattoos, rejuvenate the skin, liquefy and remove unwanted fat through laser lipolysis, reduce cellulite, treat toe fungus and ablate sweat glands. Cynosure’s product portfolio is composed of a broad range of energy sources including Alexandrite, diode, Nd: YAG, picosecond, pulse dye, Q-switched lasers and intense pulsed light. Cynosure sells its products globally under the Cynosure, Palomar and ConBio brand names through a direct sales force in the United States, Canada, Mexico, France, Germany, Spain, the United Kingdom, Australia, China, Japan and Korea, and through international distributors in approximately 100 other countries. For corporate or product information, visit Cynosure’s website at www.cynosure.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Cynosure, Inc., as well as other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including levels of demand for procedures performed with Cynosure products and for Cynosure products themselves, Cynosure’s ability to achieve projected synergies in calendar 2014, Cynosure’s ability to maintain its profitability, competition in the aesthetic laser industry, general business and economic conditions and other factors discussed in Cynosure’s most recent Annual Report on Form 10-K and subsequently filed quarterly report on Form 10-Q, which are filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Cynosure’s views as of the date of this press release. Cynosure anticipates that subsequent events and developments will cause its views to change. However, although Cynosure may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Cynosure’s views as of any date subsequent to the date of this press release.